Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELLIE MAE, INC.,

a Delaware corporation

The undersigned, Sigmund Anderman, hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Ellie Mae, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation was incorporated on October 14, 2009 pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

3. The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on May 20, 2010.

4. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation herein certified was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

5. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended deleting the text of Article IV, Section 4(c)(i)(G)(2) in its entirety and replacing it with the following:

“(2) to officers or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement up to an aggregate of 13,850,000 shares (including any and all options granted prior to September 16, 2010 or options granted prior to the Effective Date by the Predecessor);”

The remainder of Article FOURTH shall remain unchanged.

6. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed on behalf of the Corporation at Pleasanton, California this 16th day of September, 2010.

ELLIE MAE, INC.
a Delaware corporation

By:	/s/ Sigmund Anderman
Name:	Sigmund Anderman
Title:	President and Chief Executive Officer